UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2016

Aramark

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36223	20-8236097
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Market Street Philadelphia, Pennsylvania		19107
(Address of Principal Executive Offices)		(Zip Code)

(Registrant’s Telephone Number, Including Area Code): (215) 238-3000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 16, 2016, Aramark issued a press release announcing that its indirect wholly owned subsidiary, Aramark Services, Inc., priced a private offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended, of $500.0 million aggregate principal amount of 5.125% senior unsecured notes due 2024 (the “2024 notes”) and $500.0 million aggregate principal amount of 4.750% senior unsecured notes due 2026 (together with the 2024 notes, the “Notes”). The 2024 notes are expected to constitute a further issuance of the Issuer’s $400 million aggregate principal amount of 5.125% Senior Notes due 2024 that were issued on December 17, 2015.

The Issuer intends to use the net proceeds from the offering of the Notes to redeem a portion of its outstanding 5.75% Senior Notes due 2020 (the “2020 notes”), repay certain borrowings under its senior secured credit facilities and pay related fees and expenses. In connection with the pricing of the offering, on May 16, 2016 the Issuer provided a notice of conditional partial redemption to holders of its 2020 notes relating to the redemption of $771.2 million aggregate principal amount of the 2020 notes on June 15, 2016. The redemption is conditioned on the consummation of the offering of the Notes.

The text of the press release, which is attached hereto as Exhibit 99.1, is incorporated by reference herein in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release of Aramark, dated May 16, 2016, announcing pricing of notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aramark

By:	/s/ Stephen P. Bramlage, Jr.
Name:	Stephen P. Bramlage, Jr.
Title:	Executive Vice President and Chief Financial Officer

May 16, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Aramark, dated May 16, 2016, announcing pricing of notes.